EXHIBIT 10.5

Draft

November 30, 2011

[Date]

TO:

FROM:

RE:	Restricted Stock Grant

Atwood Oceanics, Inc. (the “Company”) hereby grants to you, effective as of             , 201     (the “Date of Grant”),              shares of restricted Common Stock, $1.00 par value, of the Company (the “Restricted Stock”), subject to adjustment as provided in Section IX of the Atwood Oceanics, Inc. Amended And Restated 2007 Long-Term Incentive Plan (the “Plan”).

Except as otherwise provided in Section 2 of the Terms and Conditions of Restricted Stock Grant, attached hereto as Appendix A (the “Terms and Conditions”), the Restricted Stock will vest on the thirteen month anniversary of the Date of Grant; provided you remain a director of the Company throughout the thirteen month period following the Date of Grant.

The grant of Restricted Stock is governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation and Human Resources Committee of the Board of Directors of the Company, and the Terms and Conditions which form a part of this award letter to you (the “Notice”).

Appendix A

ATWOOD OCEANICS, INC.

AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK GRANT

The restricted stock (the “Restricted Stock”) granted to you on the “Date of Grant” set forth in the award letter to you (the “Award Letter”) by Atwood Oceanics, Inc. (the “Company”) is subject to the Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”), these Terms and Conditions and any rules and regulations adopted by the Committee. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.

1. Vesting/Forfeiture. Except as otherwise accelerated pursuant to Section 2 below, the Restricted Stock shall vest on the thirteen month anniversary of the Date of Grant (the “Restriction Period”). If your service as a director of the Company terminates for any reason, the unvested Restricted Stock shall be automatically forfeited on the date of your termination of service.

2. Change of Control. Notwithstanding the provisions of Section 1 of these Terms and Conditions, in the event of a Change of Control, the Restricted Stock shall automatically vest and the Restriction Period shall terminate.

3. Dividends. During any Restriction Period, if any dividends or other distributions are paid in shares of Common Stock, you shall receive such dividends, but all such shares of Common Stock shall be subject to the same restrictions as the shares of Restricted Stock with respect to which they were paid. You shall not be entitled to receive any cash dividends payable during the Restriction Period.

4. Transferability. You may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Stock during the Restriction Period.

5. Rights as Shareholder. You shall not be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock until the restrictions representing such shares lapse and shares have been actually issued and delivered to you.

6. Plan Governs. The Restricted Stock and the Notice are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Notice. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan are hereby incorporated into the Notice. In the event of a discrepancy between the Notice and the Plan, the Plan shall govern.

7. Withholding. Upon settlement of the Restricted Stock, the market value of the shares on the date of settlement will be included with all other compensation paid during the year for services performed and reported on Internal Revenue Service Form 1099. You will be responsible for payment of all income taxes assessable on the Restricted Stock Award.

8. Code Section 409A; No Guarantee of Tax Consequences. The award of Restricted Stock is intended to be (i) exempt from Section 409A of the Code (“Section 409A”), including, but not limited to, by reason of treatment under Section 83 of the Code or by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, and the provisions of the Notice will be administered, interpreted and construed accordingly. Notwithstanding the provisions of Section 1 of these Terms and Conditions, in the event of a Change of Control that does not meet the requirements of Treas. Reg. §1.409A-3(i)(5), any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A shall be fully vested but shall be settled on the thirteen month anniversary of the Date of Grant. To the extent required to comply with Section 409A, you shall be considered to have terminated service with the Company when you incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code. The Company makes no commitment or guarantee to you that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Notice.

9. Governing Law. The Plan and the Notice shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Notice.